Exhibit 99.1

SATCON TECHNOLOGY CORPORATION, INC. APPOINTS CHARLES S. RHOADES AS CHIEF EXECUTIVE OFFICER

— NEW CEO TO LAUNCH THE GROWTH PHASE OF SATCON TECHNOLOGY CORPORATION —

BOSTON, MASSACHUSETTS, May 5, 2008 – SatCon Technology Corporation. (Nasdaq CM: SATC), a developer and supplier of power management and system architecture solutions for the alternative energy, distributed power and hybrid electric vehicle markets, today announced the appointment of Steve Rhoades as President, Chief Executive Officer and member of the Board of Directors, effective today. Mr. Rhoades succeeds David Eisenhaure, who will remain a Director.

Mr. Rhoades brings a proven track record of accomplishments spanning over 20 years in building and leading technology based companies, specifically in the power, control, and semiconductor product application market sectors.

John Carroll, Chairman of the Board, commented, “SatCon’s board is very pleased to announce Steve’s appointment. SatCon has entered a new phase of development as we look to capture the momentum of the rapidly growing alternative energy marketplace. Steve’s track record in successfully growing global technology and manufacturing businesses will be instrumental in driving SatCon forward to profitability.”

Mr. Carroll continued, “David Eisenhaure has been an enormous asset to SatCon Technology Corporation since its inception over 20 years ago. David created the platform we now have and positioned us to accelerate the growth of this business.”

David J. Prend of RockPort Capital Partners, lead investor in the 2007 $25 million Series C Preferred financing, and SatCon Director, said, “The addition of Steve Rhoades is going to make a great team even better. Steve has the management experience, track record, and skill set to take advantage of the significant opportunities ahead. Steve’s appointment as CEO is consistent with the strategy of the Series C investors to provide SatCon with the resources - managerial and financial - to create significant value for its shareholders”. Philip J. Deutch of NGP Energy Technology Partners, co-investor in the Series C financing and SatCon Director said, “With the completion of the $25 million Series C financing, fast growing solar markets, and a great new CEO, this is a very exciting time for SatCon.”

Mr. Rhoades joined Advanced Energy Industries, Inc. (AE) in September 2002; in November 2004 he was named Executive Vice President of Products and Operations; and, on December 19, 2005, Mr. Rhoades was appointed as Chief Operating Officer of AE.  From March 2000 to September 2002, Mr. Rhoades was Vice President, Corporate Development at Portera Systems. Prior to Portera Systems, he held senior positions at Lam Research and Applied Materials.

“I am enthused and excited to have the opportunity to lead SatCon,” stated Mr. Rhoades.  “The Board and I have a solid understanding of both the challenges and tremendous

growth opportunities that lay ahead.   I believe that SatCon has the people, technology, experience and business plan to assume a leading global market position in the alternative energy and distributed power sectors.”

Mr. Rhoades holds BS and MS Degrees in Physics from the University of Illinois.

As an inducement to his joining the Company, the Company is granting to Mr. Rhoades an option to acquire up to 4,796,020 shares of the Company’s common stock at a price per share equal to $1.90, the closing price of the Company’s common stock on the date his employment commenced.  The option vests over four years, with the first 25% vesting on May 1, 2009 and the balance vesting in equal quarterly installments over the following three years.  For further information concerning the terms of this option, please refer to the report on Form 8-K being filed today by the Company with the Securities and Exchange Commission.

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of electronics and generators/motors for the Renewable Energy, Hybrid-Electric Vehicle, Grid Support, High Reliability Electronics and Advanced Power Technology markets. For further information, please visit the SatCon website at www.satcon.com.

About RockPort Capital Partners

RockPort Capital Partners (www.rockportcap.com) is a venture capital firm with offices in Boston, MA and Menlo Park, CA.  It invests in both early and later stage companies in the energy and power, process and prevention, and advanced materials sectors.  RockPort has deep business and industry expertise gained from its partners’ extensive backgrounds in management, finance, operations and technical positions.  Its funds comprise the largest pool of capital under management in the new investment sector known as CleanTech.  RockPort has a proven record of working alongside entrepreneurial management teams to create value, foster rapid growth, gain access to key decision-makers in their industries, and deliver outstanding returns to investors.

About NGP Energy Technology Partners

NGP Energy Technology Partners, L.P. (www.ngpetp.com) is a Washington, D.C.-based $148 million private equity fund investing growth capital in companies providing technology-related products and services to the oil and gas, power and alternative energy sectors. The fund is managed by investment professionals with extensive experience investing in virtually all types of energy technologies and a strong track record of helping companies grow, create value, and establish strategic partnerships. NGP Energy Technology Partners is an affiliate of NGP Energy Capital Management, a $9.3 billion investment firm based in Irving, Texas, that invests in all sectors of the energy industry.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “will,” “intends,” “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  Additional information concerning risk factors is contained from time to time in the Company’s SEC filings.  The Company expressly disclaims any obligation to update the information contained in this release

SATC-G

Contacts:

SatCon Technology Corporation

Dan Gladkowski

(617) 897-2411

Dan.Gladkowski@satcon.com